MANTI HOLDINGS, INC.

March 7, 2008

Mr. Edward A. Machulak, President
Commerce Group Corp.
6001 North 91st Street
Milwaukee, Wisconsin 53225-1795

Dear Ed:

The purpose of this letter is to state the general terms of the understanding reached between Manti Holdings LLC ("Manti") and Commerce Group Corp. ("Commerce").

1.   $30,000 Option Payment:
     -----------------------
     Manti Resources will pay Commerce the sum of $30,000 for an exclusive 30 day option period to conduct a more detailed review of the San Sebastian Property.

2.   $1,300,000 Equity Investment in Commerce:
     -----------------------------------------
     At the conclusion of the 30 day Option period Manti (or a subsidiary) will have the right, subject to the approval of Commerce's shareholders, to purchase 1,300,000 shares of Commerce's common stock at $1.00 per share, or a total of $1,300,000. Manti understands that these shares will be restricted pursuant to the rules of the SEC. The $1,300,000 payment would be made in installments spread over six months, and will include:

     a. $150,000 ($25,000 per month) for 6 months of Commerce's project holding costs (in El Salvador),

     b. $150,000 ($25,000 per month) for 6 months of Commerce's working capital, at Commerce Group's discretion, and

     c.  $1,000,000 for short term project evaluation expenditures.
         Manti will direct Commerce's use of these funds and in addition, will provide project management resources. Manti expects that these funds will be used for resource evaluation/development drilling ($625,000), contract geologic services and management ($100,000), technical evaluation of Commerce's San Cristobal Mill ($25,000), land tenure and political risk review and assessment ($25,000), permits and environmental regulations review ($25,000), metallurgical studies ($25,000), prefeasibility scoping study ($75,000), district scale geologic evaluation, ($50,000), and district scale geophysics, air photo & satellite imaging ($50,000).

3.   Manti's Option after Six Month Evaluation:
     ------------------------------------------
     By the end of the six months described in paragraph 2, Manti will decide whether to acquire the San Sebastian assets owned by Commerce. These assets include Commerce's interests in San Sebastian Gold Mine, Inc, the New San Sebastian Gold Mine Exploitation Concession/license, the New San Sebastian Gold Mine Exploration Concession, the Nueva Esparta Exploration Concession, the mill facilities, the SCMP lease, real estate at the Modesto and Montemayor Mines and any other related El Salvadoran assets held by Commerce. In order to exercise this second option Manti will pay Commerce the sum of $2,000,000 and commit to the following:

     a. Manti will spend $4,000,000 over a period of two years after exercising the option to purchase to secure a positive bankable feasibility study. If Manti fails to spend this $4,000,000 over the two year period after exercising the option to purchase, the balance would be paid to Commerce. Commerce will not be obliged to contribute to Manti's expenditures.


P.O. Box 2907 . Corpus Christi, Texas 78403 . Office:  (361) 888-7708 .
Fax:  (361) 866-8059 . info@mantires.com


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     b.  Manti will pay Commerce 10% of the Net Smelter Return ("NSR")
         paid from initial production up to the sum of $15,000,000;

     c. Manti will pay Commerce 3% NSR paid after the initial royalty of $15,000,000 is reached. This royalty will increase to 4% NSR at such a time when the gold price exceeds $1,200 per ounce, indexed by the current gold price and a mutually agreed to cost index

4. Manti has already sent Commerce a check in the amount of $30,000. Within the next 30 days, Manti will be sending you a Letter of Intent for your shareholder approval.

Best Regards.

David Fraser

/s/ David Fraser